EXHIBIT 33.1
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                  REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC
                        REGULATION AB SERVICING CRITERION

Origen Financial L.L.C. ("Origen") is responsible for assessing compliance as of December 31, 2007 and for the period beginning January 1,2007 and ending December 31, 2007 (the "Reporting Period"), with the servicing criteria set forth under paragraph (d) of Item 1122 of Regulation AB promulgated by the U.S. Securities and Exchange Commission, to the extent required by the related transaction agreements, excluding criteria 1122 (d) (1) (iii), 1122 (d) (3) (ii) and 1122 (d) (3) (iii). The transactions covered by this report include asset-backed securities transactions for which Origen acted as a party participating in the servicing function involving securitized manufactured housing loans that were issued during the years ended
December 31, 2007 and 2006 and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Platform"), as listed in Appendix A.

Origen has engaged certain vendors (the "Vendors") to perform servicing activities with respect to criteria 1122 (d) (2) (i). Origen elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors' activities.

Origen used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria. Origen has assessed its compliance with the applicable servicing criteria for the Reporting Period and concluded it has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2007 and for the Reporting Period with respect to the Platform taken as a whole.

Origen has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2007 and for the Reporting Period with respect to the Platform taken as a whole.

Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on Origen's assessment of compliance with the Applicable Servicing Criteria for the Reporting Period.


Very truly yours,

ORIGEN FINANCIAL L.L.C.

/s/ Ronald A. Klein
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Ronald A. Klein, Chief Executive Officer
February 28, 2008



                                   APPENDIX A
                                 -------------
                Origen Manufactured Housing Contract Trust 2006-A
                Origen Manufactured Housing Contract Trust 2007-A
                Origen Manufactured Housing Contract Trust 2007-B